Exhibit 10.32

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS
EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***]
INDICATES THAT INFORMATION HAS BEEN REDACTED.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

effective as of

October 19, 2021

By and Among

Borqs Technologies, Inc.

and

Holu Hou Energy, LLC

and

the members of Holo Hou Energy, LLC, named on the signature pages hereto

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), effective as of October 19, 2021 (the “Effective Date”), is hereby entered into by and among:

(1)	Borqs Technologies, Inc., a company incorporated under the law of the British Virgin Islands with its registered office at Ritter House, Wickhams Cay II, Road Town, Tortola, British Virgin Islands (“BORQS” or the “Purchaser”), [and also including all currently existing subsidiaries owned by BORQS];

(2)	Holu Hou Energy, LLC, a limited liability company formed in the State of Delaware with its registered office at 919 North Market Street, Suite 950, Wilmington, DE 19801, USA (together with all of its currently existing subsidiaries, “HHE” or the “Seller”); and

(3)	the members of HHE listed on the signature pages hereto (the :”Named Members”; and

(4)	All of the parties above collectively known as the “Parties”.

RECITALS

A.	BORQS and HHE executed a Letter of Intent dated September 1, 2021 (the “LOI”).

B.	HHE has entered into a Limited Liability Company Agreement, dated as of February 15, 2019, with Bradley Hansen and Theodore Peck (the “Original LLC Agreement”).

C.	HHE has admitted additional members and issued additional Membership Interests (as defined in the Original LLC Agreement) pursuant to amendments to the Original LLC Agreement.

D.	HHE desires to sell and the Purchaser desires to purchase Membership Interests equal to fifty-one percent (51%) of the issued and outstanding Membership Interests at Closing (defined below), pursuant to the terms and conditions herein.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF MEMBERSHIP INTERESTS OF HHE

1.1. MEMBERSHIP INTERESTS OF HHE.

As of the Effective Date, the members listed below (each, a “Selling Member” and collectively, the “Selling Members”, and together with HHE, the “Seller Parties”) (i) collectively own one hundred percent (100%) of the issued and outstanding membership units of HHE (“Membership Units”) or (ii) are owners of profit interests in HHE. As of the Effective Date, the name of each Member, the number of Membership Units owned by such Member, and such Member’s percentage ownership interest is listed below, on a fully-diluted basis is set forth on Schedule 1.1(a) attached hereto.

(b) In addition to Membership Units set forth on Schedule 1.1(a) attached hereto, certain members of HHE have additional conversion rights under (1) the Project Option Agreement that was offered through a Private Placement Memorandum, dated April 10, 2019, a copy of which has been provided to BORQS (the “Project Option Agreement”) and (2) an Inventory Procurement Fund with a balance of Three Hundred Fifty Thousand U.S. Dollars ($350,000) issued to multiple invertor beginning on February 2, 2021 (the “Inventory Fund”), a copy of which been made available to BORQS. HHE and the Named Members each represents and warrants to BORQS that no party to any Project Option Agreement currently, and as of the date of Closing, is entitled to receive any additional Membership Units, and HHE shall not create any projects that would entitle any party of a Project Option Agreement to receive Membership Units. HHE and the Named Members each further represents and warrants to BORQS that the Inventory Fund will be fully paid within two (2) years of the date of this Agreement, and such pay off shall eliminate any conversion rights of any party to the Inventory Fund.

1.2. Purchase of HHE Membership Interests. Subject to the terms and conditions of this Agreement, BORQS agrees to purchase, and HHE agrees to sell, newly created and issued “Class A Membership Units” of HHE in order for BORQS to own fifty-one percent (51.00%) of all the issued and outstanding Membership Interests as of the Closing Date, and the Selling Members to own forty-nine percent (49.00%) of all the issued and outstanding Membership Interests as of the Closing Date. On or prior to the Closing, the Selling Members’ Membership Interests shall be converted to newly issued and created Class B Membership Units. (as defined in the Amended and Restated Limited Liability Company Agreement (as defined below) The rights and obligations of holders of Class A Membership Units and Class B Membership Units shall be set forth in the Amended and Restated Limited Liability Company Agreement (as defined below). Upon the Closing, the resulting membership interests of HHE will become:

Name of Member	Membership Units		Ownership %

Borqs Technologies, Inc.	2,991,312	Class A	51.00
All Selling Members as a group	2,874,005	Class B	49.00

Total	5,865,317		100.00%

For the purchase of 2,991,312 Class A Membership Units (the “New HHE Units”), BORQS shall issue 14,034,930 ordinary shares (the “BORQS Consideration Shares”) to HHE. At the Closing, that number of the BORQS Consideration Shares identified on Exhibit A attached hereto and incorporated herewith, as to be issued to HHE shall be delivered to HHE, and that number of the BORQS Consideration Shares identified on Exhibit A attached hereto as to be held in escrow shall be deposited in an escrow account at Continental Stock Transfer and Trust Company (the “Escrow Account”), such escrowed shares to be released in accordance with the Escrow Agreement (as defined below). The issuance of shares at the Closing of the transaction and the release of shares from the Escrow Account is subject to conditions to closing described in Article IV, including, without limitation, the execution and delivery of the escrow agreement executed by Continental Stock Transfer and Trust Company and the Parties in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”). On the first anniversary of the Closing, an additional number of BORQS Consideration Shares equal to any positive number resulting from the following calculation: (i) the number of shares obtained by dividing (A) $10,020,000 by (B) the (I) average of the high and low trading prices of the BORQS common stock for each of the five (5) trading days immediately preceding such anniversary divided by five (5) minus (ii) 14,034,930; provided, that, such additional number of BORQS Consideration Shares shall in no event exceed 6,005,070.

1.3. Cash Payment. BORQS represents that it is in the process of a fundraise transaction, which terms and conditions are at the discretion of BORQS and its investors only, and BORQS anticipates having two (2) separate closings for such fundraise, where the first closing (the “First Fundraise Closing”) will be contemporaneous with the signing of agreements with investors, and the second closing (the “Second Fundraise Closing”) will be upon or as soon as practicable after the effectiveness of a registration statement to be filed with the US Securities and Exchange Commission (the “SEC”). At the Closing (as defined below), $3.25 million of the proceeds of the First Fundraise Closing (the “First Fundraise Cash”) will be contributed to HHE by BORQS as a Capital Contribution (as defined in the Amended and Restated Limited Liability Company Agreement) to be used solely for working capital purposes (provided, that, a portion of such Capital Contributions may be used to repay the loans made by the persons listed on Schedule 1.3 attached hereto in the amounts listed thereon), and upon or immediately after the Second Fundraise Closing, $6.75 million of the proceeds of the Second Fundraise Closing will be deposited into the Escrow Account; provided, that, if the Second Fundraise Closing does not take place on or before December 31, 2021, BORQS shall be obligated to make a Capital Contribution in the amount of $6.75 million which shall be deposited into the Escrow Account (the “Second Fundraise Cash”). The release of the Second Fundraise Cash from the Escrow Account to HHE for working capital purposes shall be as set forth in Exhibit A attached hereto and incorporated herewith. Upon release of the Second Fundraise Cash from the Escrow Account, the Second Fundraise Cash shall be contributed by BORQS as a Capital Contribution (as defined in the Amended and Restated Limited Liability Company Agreement) to be used solely for working capital purposes.

1.4. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable after the First Fundraise Closing and shall be subject to the closing conditions set forth in Article IV hereof. By mutual agreement of the Parties, the Closing may take place by transmission of signature pages, demonstrating evidence of the exchange of equity and cash payment, made via facsimile or other electronic transmission methods. The date of the Closing shall be referred to herein as the “Closing Date”.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF HHE AND THE NAMED MEMBERS

HHE and the Named Members, jointly, represent and warrant to BORQS that the statements contained in this Article II are true and correct as of the Effective Date. “Knowledge” shall mean in the case of HHE, the knowledge of the managers of HHE after due inquiry and in the case of Named Members who are not managers of HHE, actual knowledge

2.1. Company Existence and Power. HHE is a duly formed limited liability company, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority, limited liability company and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Schedule 2.1 sets forth each jurisdiction in which HHE is licensed or qualified to do business, and HHE is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the operation of its business makes such licensing or qualification necessary. HHE has not taken any action, adopted any plan, or made any agreement in respect of any transaction, consolidation, sale of all or substantially all of their respective equity interests, assets, reorganization, recapitalization, dissolution or liquidation.

2.2. Corporate Authorization. The execution, delivery and performance of this Agreement by HHE and each of the additional agreements to be delivered by HHE in accordance with Article IV (the “Additional Agreements”), if any, to which it is or is required to be a party, have been duly authorized by all necessary limited liability company action on the part of HHE. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of HHE who are party to such agreements, enforceable against HHE in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

2.3. Charter Documents; Legality. HHE heretofore made available to BORQS true and complete copies of the certificate of formation, operating agreements and other comparable organizational documents (“Charter Documents”), minute books and stock books, if applicable, of HHE, as in effect or constituted on the Closing Date.

2.4. Capitalization; Member or Other Interests.

(a) Except as accounted for in the capitalization of HHE as set forth in Section 1.1 hereof, no Person has any additional right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement and the Additional Agreements (collectively, the “Transaction”). Except as accounted for in the capitalization of HHE as set forth in Section 1.1, the issuance and sale of the Membership Interests to BORQS will not obligate HHE to issue Membership Interests or other securities to any Person (other than BORQS) and will not result in a right of any holder of HHE securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding Membership Interests of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding Membership Interests was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as described herein, no further approval or authorization of any member, the Board of Managers of HHE or others is required for the issuance and sale of the Membership Interests to be issued to BORQS hereunder. There are no voting agreements or other similar agreements with respect to the Membership Interests to which HHE is a party or, to its Knowledge, between or among any of HHE’s members.

(b) Except as disclosed to BORQS on Schedule 2.4, HHE is not a member and does not have any interests in any partnerships, corporations, associations, joint ventures or other business entities.

2.5. No Conflicts; Consents. The execution, delivery and performance by HHE of this Agreement and the Additional Agreements and the consummation of the Transaction, do not and will not: (a) violate or conflict with the Charter Documents of HHE; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to HHE; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which HHE is a party or to which any of its assets are subject; or (d) result in the creation or imposition of any Encumbrance (as defined below) on the HHE membership units or assets of HHE. “Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership. Except as disclosed to BORQS on Schedule 2.5, no consent, approval, waiver or authorization is required to be obtained by HHE from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by HHE and the consummation of the transactions contemplated hereby.

2.6. Financial Statements.

(a) The unaudited historical financial statements of HHE set forth on Schedule 2.6(a) attached hereto (the “Financial Statements”) (i) have been prepared from the books and records of HHE; (ii) have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States; (iii) fairly and accurately present HHE’s financial condition and the results of its operations as of their respective dates and for the periods then ended; (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of the HHE’s financial condition as of their dates; (v) contain and reflect adequate provisions for all reasonably anticipated liabilities for all material income, property, sales, payroll or other Taxes applicable to HHE with respect to the periods then ended, and (vi) all liabilities of HHE required to be disclosed thereon under GAAP are disclosed in the Financial Statements and there are no other liabilities or indebtedness of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) except as disclosed in the Financial Statements or set forth on Schedule 2.6(a) attached hereto.

(b) All books and records of HHE have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. HHE has none of its records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) is not under the exclusive ownership and direct control of HHE.

(c) Neither HHE nor any employee, auditor, accountant or representative of HHE, has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accuracy or validity of the Financial Statements.

2.7. Litigation. There is no action, suit, investigation, hearing or proceeding or any basis therefor (“Action”) pending against, threatened against or affecting HHE, or any of their respective officers, members or directors, the business of HHE before any court or arbitrator or any governmental body, agency or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Transaction contemplated hereby, including but not limited to any Action relating to HHE’s Intellectual Property. There are no outstanding judgments against HHE.

2.8. Contracts. Each contract, written or oral, to which HHE is a party or is bound (each a “Contract”) is a valid and binding agreement, and is in full force and effect and HHE, any other party thereto, is not in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any of any such Contract, or that would result in a termination of such Contract or cause or permit the acceleration or other changes of any right or obligation or the loss of benefit under such Contract, and the execution of this Agreement will not cause such a breach or default or result in a termination or cause or permit the acceleration or other changes of any right or obligation or the loss of benefit under such Contract. HHE has not received any notice of any intention to terminate any Contract. HHE has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Contracts, or granted any power of attorney with respect thereto. A list of the Contracts with a contract higher than $50,000 is set forth on Schedule 2.8 attached hereto (the “Material Contracts”), and true and correct copies of such Contracts have been delivered to BORQS.

2.9. Licenses and Permits; Compliance with Laws.

(a) HHE possesses all permits, licenses, approvals, authorizations, registrations, certificates and similar rights from applicable governmental authorities (the “Permits”) necessary for the ownership and operation of its business (the “Business”). True, complete and correct copies of the Permits issued to HHE have previously been delivered to BORQS. Such Permits are valid and in full force and effect and, none of the Permits will be terminated or impaired or become terminable as a result of the Transaction contemplated hereby. HHE has all Permits necessary to operate the Business other than those Permits whose absence individually or in the aggregate would not cause a material adverse effect.

(b) HHE has complied, and is currently in compliance, with all laws applicable to it or its business, properties or assets.

2.10. Tax Matters.

(a) Compliance Generally. Where required by applicable law, HHE has (A) duly and timely filed all Tax Returns required to be filed on or prior to the Closing Date, which Tax Returns are true, correct and complete in all material respects, and (B) duly and timely paid all Taxes due and payable in respect of all periods up to and including the date which includes the Closing Date or has made adequate provision in its books and records and the Financial Statements in accordance with GAAP for any such Tax which is not due on or before such time. Schedule 2.10(a) attached hereto sets forth each taxing jurisdiction in which HHE has filed or is required to file Tax Returns and whether HHE has filed consolidated, combined, unitary or separate income or franchise Tax Returns with respect to each such jurisdiction, and a copy of such Tax Returns as shall have been requested by BORQS. Any Tax Returns of HHE filed subsequent hereto and on or prior to the Closing Date were or will be consistent with the Tax Returns furnished to BORQS and did not and will not make, amend or terminate any election with respect to any Tax or change any accounting method, practice or procedure. HHE has complied with all applicable Law relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over and reported all Taxes required to be withheld or collected on or before the Closing Date.

(b) No Audit. (A) No taxing authority has asserted any adjustment that could result in an additional Tax which is or could be a Liability for HHE or that could result in a lien on any of its assets which has not been fully paid or adequately provided for on the Financial Statements (collectively, “Tax Liability”), or which adjustment, if asserted in another period, would result in any Tax Liability, (B) there is not pending any audit, examination, investigation, dispute, proceeding or claim (collectively, “Proceeding”) relating to any Tax Liability and, to the knowledge of HHE, no taxing authority is contemplating such a Proceeding and there is no basis for any such Proceeding, (C) no statute of limitations with respect to any Tax Liability has been waived or extended (unless the period to which it has been waived or extended has expired), (D) there is no outstanding power of attorney authorizing anyone to act on behalf of HHE in connection with any Tax Liability, Tax Return or Proceeding relating to any Tax, (E) there is not any outstanding closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any taxing authority with respect to HHE, its income, assets or business, or any Tax Liability, (F) HHE is not required to include any adjustment, required under applicable Tax law, in income for any period ending after the Closing Date, (G) HHE is not and has never been a party to any tax sharing or tax allocation agreement, arrangement or understanding, (H) HHE is not and has never been included in any consolidated, combined or unitary Tax Return, (I) all taxable periods for the assessment or collection of any Tax Liability are closed by agreement or by operation of the normal statute of limitations (without extension) or will close by operation of the normal statute of limitations for such Taxes (in each case determined without regard to any omission, fraud or other special circumstance other than the timely filing of the Tax Return), and (J) no taxing authority has ever asserted that HHE should file a Tax Return in a jurisdiction where it does not file.

2.11. Other Information. Neither this Agreement, nor any of the documents or other information made available to BORQS or its affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with BORQS’s due diligence review of the business and operations of HHE or the Transaction contemplated by this Agreement contained, contains or will contain any untrue statement of a material fact.

2.12. Undisclosed Liabilities; Outstanding Invoices and Unpaid Employee Compensation.

(a) The balance sheet of HHR as of June 30, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” HHE has no Liabilities, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

(b) Schedule 2.12(b) attached hereto lists all (i) unpaid accounts payable of HHE, including the invoice numbers and amounts and (ii) earned but unpaid employee and consultant compensation, including name of the employee or consultant, the amount and a description of the agreement or arrangement pursuant to which such amount was earned.

2.13. Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect;

(b) declaration or payment of any dividends or distributions on or in respect of any of HHE’s membership interests or redemption, purchase or acquisition of HHE’s membership interests;

(c) material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the Financial Statements;

(d) material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e) entry into any Contract that would constitute a Material Contract;

(f) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g) transfer, assignment, sale or other disposition of any of assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(h) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting assets of HHE;

(i) transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(j) abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Intellectual Property Assets;

(k) material damage, destruction or loss, or any material interruption in use, of any assets, whether or not covered by insurance;

(l) acceleration, termination, material modification to or cancellation of any Contract or Permit;

(m) material capital expenditures;

(n) imposition of any Encumbrance upon any of its assets;

(o) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $50,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor;

(p) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(q) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(r) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees;

(s) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(u) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

2.14. Title to Assets. HHE has good and valid title to, or a valid leasehold interest in, all of its assets. All such assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Schedule 2.14(a) attached hereto;

(b) liens for Taxes not yet due and payable;

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business;

(d) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or

(e) other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to HHE.

2.15. Product Liability and Quality Inspection Reports; Condition and Sufficiency of Assets. Schedule 2.15 attached hereto sets forth a list of all product liability and quality inspection reports related to HHE’s technology and products of HHE, including all products in development and all sample products.. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in HHE’s assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. HHE’s assets are sufficient for the continued conduct of its business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business as currently conducted.

2.16. Real Property.

(a) Schedule 2.16(a) attached hereto sets forth each parcel of real property owned by HHE and used in or necessary for the conduct of its business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address location and use. HHE has delivered to Buyer copies of the deeds and other instruments (as recorded) by which HHE acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of HHE with respect to such parcel. With respect to each parcel of Real Property:

(i) HHE as good and marketable fee simple title, free and clear of all Encumbrances, except Permitted Encumbrances;

(ii) HHE has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii) there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Schedule 2.16(b) attached hereto sets forth each parcel of real property leased by HHE and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of HHE in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which HHE holds any Leased Real Property (collectively, the “Leases”). HHE has delivered to BORQS a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and HHE enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) HHE is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and HHE has paid all rent due and payable under such Lease;

(iii) HHE has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by HHE under any of the Leases and no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) HHE has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) HHE has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c) HHE has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(d) The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

2.17. Intellectual Property.

(a) Schedule 2.17(a) attached hereto contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; and (ii) all unregistered Trademarks; and (iii) all proprietary Software; and (iv) all other Intellectual Property Assets that are used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

(b) Schedule 2.17(b) attached hereto contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Intellectual Property Agreements: (i) under which HHE is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which HHE is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the HHE’s ownership or use of any Intellectual Property in the conduct of the Business as currently conducted or proposed to be conducted, in each case identifying the Intellectual Property covered by such Intellectual Property Agreement. HHE has provided BORQS with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on HHE in accordance with its terms and is in full force and effect. Neither HHE nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c) HHE is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the business as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Intellectual Property Assets and Licensed Intellectual Property are all of the Intellectual Property necessary to operate the Business as presently conducted or proposed to be conducted. HHE has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with HHE whereby such employee or independent contractor (i) acknowledges HHE’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with HHE; (ii) grants to HHE a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under Applicable Law; and (iii) irrevocably waives any right or interest, including All assignments and other instruments necessary to establish, record, and perfect HHE’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, HHE’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the business as currently conducted and as proposed to be conducted.

(e) All of the Intellectual Property Assets and Licensed Intellectual Property are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. HHE has taken all reasonable and necessary steps to maintain and enforce the Intellectual Property Assets and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. HHE has provided BORQS with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.

(f) The conduct of the Business as currently and formerly conducted and as proposed to be conducted, including the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of HHE have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or Licensed Intellectual Property.

(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by HHE; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets or Licensed Intellectual Property; or (iii) by HHE or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. HHE is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. HHE is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.

(h) Schedule 2.17(h) attached hereto contains a correct, current, and complete list of all social media accounts used by HHE. HHE has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions settled, pending, or threatened alleging (A) any breach or other violation of any Platform Agreement by HHE; or (B) defamation, any violation of publicity rights of any Person, or any other violation by HHE in connection with its use of social media.

(i) All IT Systems are in good working condition and are sufficient for the operation of the business as currently conducted and as proposed to be conducted. In the past two years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the IT Systems. HHE has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

(j) In the past two years, Seller has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

2.18. Inventory. All inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All inventory is owned by HHE free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of HHE.

2.19. Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (the “Accounts Receivable”) (a) have arisen from bona fide transactions entered into by HHE involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of HHE not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of HHE, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of HHE have been determined in accordance with GAAP, consistently applied.

2.20. Customers and Suppliers.

(a) Schedule 2.21(a) attached hereto sets forth (i) each customer who has paid aggregate consideration to HHE for goods or services rendered in an amount greater than or equal to $25,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. HHE has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of HHE or to otherwise terminate or materially reduce its relationship with HHE.

(b) Schedule 2.20(b) attached hereto sets forth (i) each supplier to whom HHE has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. HHE has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to HHE or to otherwise terminate or materially reduce its relationship with HHE.

2.21. Insurance. Schedule 2.21 attached hereto sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by HHE or its Affiliates and relating to HHE’s business, its assets or liabilities (collectively, the “Insurance Policies”); and (b) with respect to HHE’s business, its asset or its liabilities, a list of all pending claims and the claims history for HHE since January 1, 2019. There are no claims related to HHE’s business, its asset or its pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither HHE nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of HHE or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to HHE’s business and are sufficient for compliance with all applicable Laws and Contracts to which HHE is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to BORQS.

2.23 Environmental Matters.

(a) The operations of HHE are currently and have been in compliance with all Environmental Laws. HHE has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) HHE has obtained and is in material compliance with all Environmental Permits (each of which is disclosed on Schedule 2.23(b) attached hereto) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of its assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by HHE through the Closing Date in accordance with Environmental Law, and HHE is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of its assets. With respect to any such Environmental Permits, HHE has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and HHE is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) None of the Business or HHE’s assets or any real property currently or formerly owned, leased or operated by HHE in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or any real property currently or formerly owned, leased or operated by HHE, and HHE has not received an Environmental Notice that any of the Business or HHE’s assets or real property currently or formerly owned, leased or operated by HHE (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, HHE.

(e) Schedule 2.23(e) attached hereto contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by HHE in connection with the Business or HHE’s assets.

(f) Schedule 2.23(f) attached hereto contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by HHE and any predecessors in connection with the Business or HHE’s assets as to which HHE may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and HHE has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by HHE.

(g) HHE has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) HHE has provided or otherwise made available to BORQS and listed on Schedule 2.23(h) attached hereto: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or HHE’s assets or any real property currently or formerly owned, leased or operated by HHE in connection with the Business which are in the possession or control of HHE related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(l) HHE is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business as currently carried out.

(m) HHE owns and controls all Environmental Attributes (a complete and accurate list of which is set forth on Schedule 2.23(m) attached hereto) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. HHE is not aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to BORQS of any Environmental Attributes after the Closing Date.

2.24 Employee Benefit Matters.

(a) Schedules 2.24(a) attached hereto contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by HHE for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which HHE or any of its ERISA Affiliates has or may have any Liability, or with respect to which BORQS or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 2.24(a) attached hereto, each, a “Benefit Plan”). HHE has separately identified on Schedule 2.24(a) attached hereto each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by HHE primarily for the benefit of employees of the Business outside of the United States (a “Non-U.S. Benefit Plan”).

(b) With respect to each Benefit Plan, HHE has made available to BORQS accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject HHE or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, BORQS or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(d) No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each a “Single Employer Plan”) in which employees of the Business or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Business which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. Except as set forth on Schedule 2.24(d) attached hereto, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP. All Non-U.S. Benefit Plans, if any, that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(e) Neither HHE nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(f) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan/except as set forth on Section attached hereto, no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by HHE or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (B) neither HHE nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to HHE and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.

(g) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason.

(h) There is no pending or threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by HHE or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither HHE nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. HHE does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. HHE has made available to BORQS true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

2.25 Employment Matters.

(a) Section hereto contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the Closing Date. As of the effective date, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of HHE with respect to any compensation, commissions, bonuses or fees.

(b) HHE is not, and has not been for the past two (2) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past two years, any Union representing or purporting to represent any employee of HHE, and, to the Knowledge of HHE, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting HHE or any employees of the Business. HHE has no duty to bargain with any Union.

(c) HHE is and has been in compliance in all material respects with the terms of the collective bargaining agreements and other Contracts listed on Schedule 2.24(c) attached hereto and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by HHE as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. HHE is in compliance with and has complied with all immigration laws including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against HHE pending, or to the Knowledge of HHE, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, inter or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d) HHE has complied with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act.

(e) With respect to each Government Contract, HHE is and has been in compliance in all material respects with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. HHE maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. HHE is not, and has not been for the past two years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 or VEVRAA. HHE has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor. HHE is in compliance with and has complied with all immigration laws, including any applicable mandatory E-Verify obligations.

2.22. Anti-Money Laundering Laws. The operations of HHE are and have been conducted at all times in compliance with anti-money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Anti-Money Laundering Laws”) and no Action involving HHE with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of HHE, threatened.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BORQS

BORQS represents and warrants to HHE as follows:

3.1. Corporate Existence and Power. BORQS is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands, and has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.

3.2. Corporate Authorization. The execution, delivery and performance by BORQS of this Agreement and each of the other Additional Agreements to which it is or required to be a party and the consummation by BORQS of the Transaction contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of BORQS. The Transaction does not require a vote of the shareholders of BORQS under applicable law. This Agreement constitutes, and upon their execution and delivery, each of the Additional Agreements to be delivered by BORQS pursuant to Article IV will constitute, the valid and legally binding agreement of BORQS, as applicable, enforceable against it in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3. No Conflicts; Consents. The execution, delivery and performance by BORQS of this Agreement and the Additional Agreements, if any, and the consummation of the Transaction, do not and will not: (a) violate or conflict with the Charter Documents of BORQS; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BORQS; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which BORQS is a party or to which any of the assets of BORQS are subject; or (d) result in the creation or imposition of any lien or encumbrance on the assets of BORQS. No consent, approval, waiver or authorization is required to be obtained by BORQS from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by BORQS of this Agreement and the consummation of the Transaction.

3.4. Issuance of BORQS Shares. The BORQS Shares, when issued in accordance with this Agreement, will be: (i) duly authorized and validly issued, (ii) fully paid and nonassessable, (iii) free and clear of all liens and encumbrances, (iv) will be restricted securities subject to restrictions on transfer under applicable United States state and federal securities laws, and that may only be resold by HHE in compliance with the registration requirements of the Securities Act, or an exemption therefrom and (v) will be subject to a lockup agreement substantially in the form of Exhibit C attached hereto, pursuant to which the BORQS Shares shall be not be resold or transferred for a period of one year from the Closing Date and if such BORQS Shares are distributed to the Selling Members, such BORQS Shares shall remain subject to such lockup for the remainder of such one-year period.

3.5. Litigation. Except as disclosed to HHE in BORQS’s public filings, there is no Action pending, or to the knowledge of BORQS, threatened against BORQS or any of its officers or directors, before any court or arbitrator or any governmental body, agency or official which if adversely determined against BORQS, has or could reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, results or operations or prospects of BORQS, or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated under this Agreement. There are no outstanding court judgments against BORQS.

3.6. Licenses and Permits; Compliance with Laws.

(a) BORQS possesses all Permits necessary for the ownership and operation of their businesses. Such Permits are valid and in full force and effect and, none of the Permits will be terminated or impaired or become terminable as a result of the Transaction contemplated hereby. BORQS has all Permits necessary to operate their respective business other than those Permits whose absence individually or in the aggregate would not cause a material adverse effect.

(b) BORQS has complied, and is currently in compliance, with all laws applicable to it or its business, properties or assets.

ARTICLE IV

CONDITIONS TO CLOSING

4.1. HHE’s Conditions to Close. HHE’s obligation to close the Transaction and to take other actions required to be taken by HHE at the Closing is subject to the satisfaction at or prior to the Closing, of each of the following conditions (any of which may be waived by a HHE with respect to that specific party, in whole or in part):

(a) All of Purchaser’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

(b) All of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(c) The approval of the Transaction and the execution of this Agreement by the Member’s of HHE in accordance with HHE’s Original LLC Agreement.

(d) HHE shall have received a certificate signed by an authorized executive officer of BORQS, dated the Closing Date, to the effect that the conditions set forth in Section 4.2 have been satisfied.

(e) The delivery of an opinion of HHE’s legal counsel, dated as of the Closing Date, as required in Section 4.2.

(f) The delivery of an opinion of BORQS’s legal counsel that (i) BORQS is validly existing and in good standing under the laws of the British Virgin Islands, (ii) the Transaction is duly authorized by BORQS and all required corporate actions have been taken, (iii) the Agreement is duly authorized, valid and binding against BORQS, and (iv) the Transaction does not require a vote of the shareholders of BORQS.

(g) The Members’ approval and execution of the Amended and Restated Limited Liability Company Agreement.

(h) The Parties’ execution and delivery of the Escrow Agreement.

(i) No acts of God, strikes, equipment or transmission failure or damage reasonably beyond the control of the Parties, or other similar causes reasonably beyond the control of the Parties (“Force Majeure Events”) shall have occurred.

(j) There must be no Action, no injunction or other legal requirement that prohibits the Transaction contemplated herein, in whole or in part.

(k) Both HHE and BORQS have received all required consents and approvals, including consents and approvals from third parties, to close the Transaction.

(l) The delivery to HHE of any and all documents or instruments it may reasonably request relating to the Transaction.

4.2. BORQS’s Conditions to Close. BORQS’s obligation to close the Transaction and take other actions required to be taken by BORQS at Closing to satisfaction at or prior to Closing, each of the following conditions (any of which may be waived by BORQS, in whole or in part).

(a) BORQS has been given reasonable opportunity to perform searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and that BORQS is satisfied, in its sole discretion, with the results of its own due diligence, and HHE has provided BORQS with all reasonably requested information and documents related thereto.

(b) The delivery of an opinion of HHE’s legal counsel, dated as of the Closing Date, opining that (i) HHE is validly existing and in good standing under the laws of the State of Delaware, (ii) the Transaction is duly authorized by HHE and all required corporate actions have been taken, and (iii) the Agreement is duly authorized, valid and binding against HHE.

(c) HHE shall have delivered to BORQS a certificate from its secretary certifying as to (A) copies of the HHE Charter Documents as in effect as of the Closing Date, (B) the resolutions of the Company’s board of directors and members authorizing the execution, delivery and performance of this Agreement and each of the Additional Agreements to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Additional Agreement to which HHE is or is required to be a party or otherwise bound.

(d) BORQS shall have received a certificate signed by an authorized executive officer of HHE, dated the Closing Date, to the effect that the conditions set forth in Section 4.1 have been satisfied.

(e) The delivery of an opinion of BORQS’s legal counsel as described in Section 4.1.

(f) The Amended and Restated Limited Liability Company Agreement shall have been executed and delivered by HHE and its Members.

(g) There must be no Action, no injunction or other legal requirement that prohibits the Transaction contemplated herein, in whole or in part.

(h) The First Fundraise Closing shall have occurred.

(i) The Escrow Agreement shall have been executed and delivered by HHE and the Escrow Agent.

(j) No Indebtedness for Borrowed Money of BORQS shall be outstanding except for Indebtedness for Borrowed Money listed on Schedule 4.2(j) attached hereto, and BORQS shall have received evidence satisfactory to it in its sole discretion that all previously outstanding Indebtedness for Borrowed Money of BORQS has been fully paid and discharged.

(k) No Force Majeure Events shall have occurred.

(l) Both HHE and BORQS have received all consents and approvals, including consents and approvals from third parties, to close the Transaction.

ARTICLE V

INDEMNIFICATION

5.1. Indemnification of BORQS. HHE will indemnify and hold harmless BORQS, its affiliates and their respective officers, directors, partners, members, managers, employees, agents, trustees, successors and assigns (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage, diminution of value, expense (including costs of investigation and defense and reasonable attorneys’ fees as incurred), whether or not involving a third-party claim (collectively, “Losses”), arising directly or indirectly from or in connection with: (i) any inaccuracy in or breach of any representation or warranty of HHE contained in this Agreement or any documents or instruments executed and delivered by HHE pursuant to this Agreement; (ii) any failure by the HHE to perform any covenant, agreement or obligation of HHE contained in this Agreement or any documents or instruments executed and delivered by HHE pursuant to this Agreement; and (iii) any Indebtedness for Borrowed Money of HHE outstanding as of the Closing.

5.2. Indemnification of HHE. BORQS and the Named Members will indemnify and hold harmless HHE, their affiliates and their respective officers, directors, partners, members, managers, employees, agents, trustees, successors and assigns (collectively, the “Seller Indemnified Persons”) for, and will pay to the Seller Indemnified Persons the amount of, any Losses arising directly or indirectly from or in connection with: (i) any inaccuracy in or breach of any representation or warranty of BORQS contained in this Agreement or any documents or instruments executed and delivered by BORQS pursuant to this Agreement; (ii) any failure by BORQS to perform any covenant, agreement or obligation of BORQS contained in this Agreement; (iii) any Tax Liability of BORQS; and (iv) any negligent, gross negligence, or intentional misconduct of BORQS.

5.3. Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

5.4. Payment of Claims;. Any indemnification obligations of an Indemnifying Party under this Article VI will be paid by wire transfer in immediately available funds within ten (10) days after the receipt of a claim by the Indemnifying Party from the Indemnified Party. Any Losses suffered or incurred by BORQS as an Indemnified Party may be set off, in BORQS’ sole discretion, from any due and unpaid payments of cash or BORQS Shares payable hereunder, including, without limitation, any such cash and/or BORQS Shares held in the Escrow Account.

5.5. Survival of Representations and Warranties. The representations and warranties of HHE and BORQS contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement for a period of eighteen (18) months after the Closing except that representations and warranties contained in Sections 2.1-2.5 and Sections 2.10, 2.14 and 2.23 shall survive until expiration of the applicable statute of limitations and any representations and warranties fraudulently made shall survive indefinitely.

5.6. Reliance on Representations and Warranties of the Seller. Notwithstanding any right of BORQS to fully investigate the business and affairs of HHE and notwithstanding any knowledge of facts determined or determinable by BORQS pursuant to such investigation or right of investigation, BORQS shall have the right to rely fully upon the representations, warranties, covenants and agreements of HHE contained in this Agreement.

5.7. Reliance on Representations and Warranties of BORQS. Notwithstanding any right of the HHE to investigate the business and affairs of BORQS and notwithstanding any knowledge of facts determined or determinable by HHE pursuant to such investigation or right of investigation, HHE shall have the right to rely fully upon the representations, warranties, covenants and agreements of BORQS contained in this Agreement.

ARTICLE VI

DISPUTE RESOLUTION

6.1. Arbitration.

(a) In the event a dispute arises relating to this Agreement, the parties agree to meet to resolve their disputes in good faith. Any party may seek injunctive relief, without the need to post a bond, pending the completion of arbitration under this Agreement for any breach or threatened breach of any covenant contained herein.

(b) If after good faith negotiations the dispute is not resolved, the parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration by an arbitration panel set up in the State of New York. The parties agree that binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(c) The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 6.1, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs for the reasons set forth in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(e) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(f) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the willful misconduct of the person indemnified.

(g) This Article VI shall survive the termination of this Agreement and any agreement contemplated hereby.

6.2. Attorneys’ Fees. The unsuccessful party to any court or other proceeding arising out of this Agreement that is not resolved by arbitration under Section 6.1 shall pay to the prevailing party all reasonable attorneys’ fees and costs reasonably incurred by the prevailing party, in addition to any other relief to which it may be entitled.

ARTICLE VII

OTHER COVENANTS AND AGREEMENTS

7.1. Independent Auditor. From the Closing Date, HHE shall provide access to the accounting books and records of HHE to BORQS’ PCAOB registered independent auditing firm in all future periods, to the fullest extent, in order for the auditor to perform standard financial audit procedures and for the consolidation of the HHE financial results and status with BORQS, for the purpose of timely filing of consolidated financial statements as required by law for public companies. BORQS shall bear all expenses relating to the independent auditor and its services and all expenses relating to BORQS’s compliance with federal, state, and exchange related reporting requirements and procedures. This Section shall survive Closing.

7.2. Accounting Staff. From the Closing Date, HHE shall cooperate with the finance and accounting staff of BORQS, at BORQS’s cost, to the fullest extent for BORQS to have up-to-date information on HHE’s financial condition at all times. This Section shall survive Closing.

ARTICLE VIII

MISCELLANEOUS

8.1. Notices. All notices, requests, demands, waivers, claims and other communications to any party hereunder shall be in writing and shall be given to such party by hand or overnight courier services, mailed by certified or registered mail or sent by facsimile or email transmission to the parties set forth below, and shall be effective and deemed to have been given: (i) immediately when sent by facsimile or email (with affirmative confirmation of receipt in writing or email), and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any business day:

if to BORQS, to:
Borqs Technologies, Inc.

Address: 5201 Great America Pkwy, Suite 320

Santa Clara, CA 95054, USA

Attention: Pat Chan, CEO

Email: pat.chan@borqs.com

if to HHE:
Holu Hou Energy, LLC.

Address: 1003 Bishop St Suite#1840,

Honolulu, HI 96813+

Attention: Brad Hansen, CEO

Email: brad.hansen@holuhou.com

8.2. Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8.3. Ambiguities. The Parties acknowledge that each party and its counsel has participated in the drafting of this Agreement and any additional agreements and consequently the rule of contract interpretation that, and ambiguities if any in, the writing be construed against the drafter, shall not apply.

8.4. Publicity. Except as required by applicable law or the rules and regulations of the SEC and/or The NASDAQ Stock Market, the Parties agree that neither they nor their agents, affiliates or representatives shall issue any press release or make any other public disclosure concerning this Agreement or the transactions contemplated hereunder without the prior approval of the other parties hereto.

8.5. Expenses. Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement, the Additional Agreements and the Transaction shall be paid by the Party incurring such cost or expense.

8.6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, that (i) HHE may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of BORQS; and (ii) in the event BORQS assigns its rights and obligations under this Agreement to an affiliate, BORQS shall continue to remain liable for its obligations hereunder.

8.7. Further Assurances. The Parties hereto agree to execute such further documents, instruments and agreements and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement, including, without limitation, in the case of HHE, providing BORQS with such information relating to filings with any Governmental Authority, and HHE hereby consent to the disclosure of such information as required under applicable securities Laws.

8.8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

8.9. Counterparts; Effectiveness. This Agreement may be signed by facsimile signatures and in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.

8.10. Confidentiality. The Parties acknowledge and agree that he existence and terms of this Agreement and the Additional Agreements are strictly confidential and further agree that they and their respective representatives, including without limitation, shareholders, directors, officers, members, employees or advisors, shall not disclose to the public or to any third party the existence or terms of this Agreement, the Additional Agreements or the Transaction other than with the express prior written consent of the other Party, except as may be required by applicable law, rule or regulation, or at the request of any governmental, judicial, regulatory or supervisory authority having jurisdiction over a party or any of its representatives, control persons or affiliates (including, without limitation, the rules or regulations of the SEC or FINRA), or as may be required to defend any action brought against such party in connection with the transaction. If a Party is so required to make such a disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that the disclosure is required, and the time and place that the disclosure will be made. In such event, the Parties will work together to draft a disclosure which is acceptable to both Parties.

8.11. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement, including, but not limited to, the LOI. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder other than Indemnified Parties as set forth in Sections 5.1 and 5.2 hereof, which shall be third party beneficiaries hereof.

8.12. Severability. If any one or more provisions of this Agreement shall, for any reasons, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

ARTICLE IX

DEFINITIONS

The following terms have the meanings specified in this Article IX:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Additional Agreements ” means the Escrow Agreement, the Amended and Restated Limited Liability Company Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Business as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness for Borrowed Money” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services or any other similar obligation upon which interest charges are customarily paid (excluding trade accounts payable incurred in the ordinary course of business), (e) all Indebtedness for Borrowed Money of others secured by (or for which the holder of such Indebtedness for Borrowed Money has an existing right, contingent or otherwise, to be secured by) any encumbrance on property owned or acquired by such Person, whether or not the Indebtedness for Borrowed Money secured thereby has been assumed, (f) all assurances by such Person of Indebtedness for Borrowed Money of others, (g) all capital lease obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”)], whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f)] industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property in which Seller holds any rights or interests granted by other Persons, including any of Seller’s Affiliates, that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

[The balance of this page is intentionally left blank]

IN WITNESS WHEREOF, BORQS and HHE have caused this Agreement to be duly executed and delivered as of the day and year first above written.

The Purchaser:			The Seller:
BORQS TECHNOLOGIES, INC.			HOLU HOU ENERGY, LLC.

By:			By:
	Name:	Pat Sek Yuen Chan		Name:	Brad Hansen
	Title:	Chief Executive Officer		Title:	Chief Executive Officer

The Named Members:
BRAD HANSEN

By:
Name:	Brad Hansen

LONGSHIP VENTURES

By:
Name:	Bradley L Hansen
Title:	Owner of Longship Ventures LLC

NUVIEW IRA – BRAD HANSEN

By:
Name:	Brad Hansen
Title:	Investor

NUVIEW IRA – TED PECK

By:
Name:	Ted Peck
Title:	Investor

SHERRY XIA

By:
Name:	Sherry Xia

DAVID UNSWORTH

By:
Name:	David Unsworth

Exhibit A

Earn-out Structure

[***]

A-1

Exhibit B: Escrow Agreement

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made and entered into as of October 19, 2021, by and among Borqs Technologies, Inc., a British Virgin Islands corporation located at 5201 Great America Parkway, Suite 320, Santa Clara, CA 95054 (“Buyer”), Holu Hou Energy, LLC, a Delaware limited liability company located at 1003 Bishop Street, Suite #1840, Honolulu, HI 96813 (“Seller”), Brad Hansen as representative and duly appointed officer of Seller (the “Representative”), and Continental Stock Transfer & Trust Company, a New York corporation located at 1 State Street, 30th Floor, New York, New York 10004 (the “Escrow Agent”). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement (as defined below).

Recitals

WHEREAS, Buyer, Seller, and certain other parties named therein have entered into a Membership Interest Purchase Agreement dated as of October 19, 2021 (the “Purchase Agreement”), pursuant to which, among other things, Buyer is acquiring a fifty-one percent (51%) ownership interest in the Company; and

WHEREAS, the Purchase Agreement contemplates placing in escrow certain funds and certain shares pursuant to the Purchase Agreement.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Escrow.

1.1 Appointment; Cash and Shares Placed in Escrow. Buyer and Seller hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein. Buyer shall deliver or cause to be delivered to the Escrow Agent (a) one or more newly issued certificates representing 10,526,197 ordinary shares of Buyer (the “Initial Escrow Shares”) contemporaneously execution and delivery of this Agreement, registered in the name of the Escrow Agent, to be held in escrow under this Agreement, (b) $6,750,000 in cash on or before December 31, 2021 (the “Cash”), and (c) additional ordinary shares of Buyer in an amount determined in accordance with the Purchase Agreement on the one-year anniversary of the date of this Agreement (the “Adjustment Escrow Shares,” and together with the Initial Escrow Shares, the “Escrow Shares”).

1.2 Escrow Fund; Escrow Accounts.

(a) The Cash, Initial Escrow Shares and Adjustment Escrow Shares being held in escrow pursuant to this Agreement shall collectively constitute an escrow fund (the “Escrow Fund”).

(b) The Initial Escrow Shares shall be deposited and held in a separate account (the “Escrow Account”), the Cash shall be deposited and held in a separate account (the “Cash Escrow Account”), and the Adjustment Escrow Shares shall be deposited and held in a separate account (the “Initial Shares Adjustment Escrow Account” and, together with the Initial Shares Escrow Account and the Cash Escrow Account, the “Escrow Accounts”), subject to the terms and conditions of this Agreement. The separate Escrow Accounts shall not be commingled.

1.3 Voting of Escrow Shares. The Representative (on behalf of the Seller) shall be entitled to exercise all voting rights with respect to such Escrow Shares. The Escrow Agent is not obligated to distribute to the Representative or any other person any proxy materials and other documents related to the Escrow Shares received by the Escrow Agent from Buyer.

1.4 Investments. Unless otherwise instructed by the parties in accordance herewith, the Escrow Agent shall hold all funds held in the Escrow Accounts in one or more demand deposit accounts. While on deposit, the Escrow Agent can earn bank credits or other consideration.

1.5 Interest. The Escrow Fund shall be held in the escrow accounts uninvested.

1.6 Dividends, Etc. Buyer, Seller and Representative agree that any equity shares of Buyer (“Buyer Shares”) or other property (including ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Buyer) shall not be distributed or issued to the beneficial owners of such Escrow Shares, but rather shall be distributed or issued to and held by the Escrow Agent in the respective Escrow Accounts as part of the Escrow Fund. Any securities or other property received by the Escrow Agent in respect of any Escrow Shares held in escrow as a result of any stock split or combination of Buyer Shares, payment of a stock dividend or other stock distribution in or on Buyer Shares, or change of Buyer Shares into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Buyer, or otherwise, shall be held by the Escrow Agent in the respective Escrow Accounts as part of the Escrow Fund.

1.7 Trust Fund. The Escrow Fund shall be held in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Buyer, Seller, or Representative. The Escrow Agent shall hold and safeguard the Escrow Fund until the Termination Date (as defined in Section 5) or earlier distribution in accordance with this Agreement.

Section 2. Release of Escrow Fund.

2.1 Escrow Accounts. The Escrow Agent shall make disbursements as provided in this Section 2.1 from the Escrow Account.

(a) At any time prior to the Escrow Distribution Date (as defined below), as promptly as practicable, but in any event within five (5) Business Days after receiving joint written instructions from Buyer and Seller (“Joint Instructions”), the Escrow Agent shall release or cause to be released any such cash or Escrow Shares and any other amounts from the Escrow Accounts in the amounts, to the Persons, and in the manner set forth in such Joint Instructions.

(b) On May 15, 2024 (the “Escrow Distribution Date”), the Escrow Agent shall release from the Escrow Accounts the Cash and Escrow Shares then remaining in the Escrow Accounts.

2.2 Distributions. Whenever a distribution of a number of Escrow Shares is to be made pursuant to the terms of this Agreement, the Escrow Agent shall requisition the appropriate number of shares from Buyer’s stock transfer agent, delivering to the transfer agent the appropriate stock certificates accompanied by the respective stock powers that have been Medallion Guaranteed or with Medallion Guarantee waived by the Buyer, and any other information or documents requested by the stock transfer agent together with the specific transfer instructions, as appropriate. Any distributions to Buyer or the Seller pursuant to the terms of this Agreement shall be made (i) if to Buyer, to Buyer’s address set forth in Section 8.2 and (ii) if to Seller, to Seller’s address set forth in Section 8.2.

Section 3. Fees and Expenses. The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 1. In accordance with Schedule 1, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement.

Section 4. Limitation of Escrow Agent’s Liability.

4.1 The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence or willful misconduct. In all questions arising under this Agreement and/or its interpretation hereof in conjunction with the Purchase Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

4.2 Buyer and Seller hereby agree to jointly and severally indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense (including attorney fees) incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder. This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

Section 5. Termination. This Agreement shall terminate upon the release by the Escrow Agent of the final amounts held in the Escrow Accounts in accordance with Section 1 (the date of such release being referred to as the “Termination Date”).

Section 6. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 days after it is given to all the other parties hereto. In such event, Buyer may appoint a successor Escrow Agent (acceptable to Representative, acting reasonably). If Buyer fails to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Buyer and Representative as to the transfer of the Escrow Fund to a successor Escrow Agent.

Section 7. Representative. Unless and until Buyer and the Escrow Agent shall have received written notice of the appointment of a successor Representative, each of Buyer and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of Representative to act on behalf of Seller.

Section 8. Miscellaneous.

8.1 Attorneys’ Fees. In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.2 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:	Borqs Technologies, Inc. 5201 Great America Parkway, Suite 320 Santa Clara, CA 95054 Attention: Anthony Chan Email: akchan@borqs.com
With a copy, which shall not constitute notice, to:	Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 Attention: Gregory Sichenzia Email: gsichenzia@srf.law
If to Seller:	Holo Hou Energy, LLC 1003 Bishop Street, Suite #1840 Honolulu, HI 96813 Attention: Brad Hansen Email: brad.hansen@holohou.com
With a copy, which shall not constitute notice, to:	Luminate Law 1003 Bishop Street, Suite 2700 Honolulu, HI 96813 Attention: Dean H. Wang Email: dwang@luminatelaw.com
If to Continental Stock Transfer & Trust Company in its capacity as Escrow Agent:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Escrow Administration

Attn: Fran Wolf / Patrick Small

E-mail: fwolf@continentalstock.com

psmall@continentalstock.com

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

8.3 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4 Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic mail or facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8.5 Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of New York.

8.6 Waiver of Jury Trial. BUYER AND REPRESENTATIVE EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

8.7 Succession and Assignment. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any.

8.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Escrow Agent, Buyer and Representative. No waiver by any party hereto of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.10 No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

8.11 Entire Agreement. This Agreement and the Purchase Agreement set forth the entire agreement among the parties hereto relating to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

8.12 Cooperation. Representative and Buyer agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Buyer, Representative or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

8.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement.

[Remainder of page intentionally left blank]

In Witness Whereof, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

Borqs Technologies, Inc.

By:
Name:	Pat Sek Yuan Chan
Title:	Chief Executive Officer

Brad Hansen, as Representative

By:
Name:	Brad Hansen

Holu Hou Ennergy, LLC

By:
Name:	Brad Hansen
Title:	Chief Executive Officer

Continental Stock Transfer & Trust Company, a New York corporation – As Cash Escrow Agent

By:
Name:
Title:

Continental Stock Transfer & Trust Company, a New York corporation – As Stock Escrow Agent

By:
Name:
Title:

Escrow Agent Fees

Cash Administration Fee	$7,500.00

This administration fee covers all account set-up services, the review of the agreement, KYC,

OFAC and USA Patriot Act due diligence.

Stock Acceptance Administration Fee	TBD

Review, execution, set up of the escrow and related required documents

Stock Annual Administration Fee	TBD

Exhibit C: Form of Lockup Agreement

Lock-up Agreement

October ___, 2021

Borqs Technologies, Inc.

5201 Great America Pkwy, Suite 320

Santa Clara, CA 95054

Ladies and Gentlemen:

The undersigned will be entitled to receive 14,034.930 ordinary shares (the “Ordinary Shares”) of Borqs Technologies, Inc. a company organized under the laws of the British Virgin Islands (the “Company”) pursuant to that certain Membership Interest Purchase Agreement by and between the Company and the undersigned, dated as of October __, 2021 (the “Purchase Agreement”). Pursuant to the Purchase Agreement, as of the date hereof, (i) 10,526,197 of the Ordinary Shares (the “Escrowed Shares”) are being deposited into escrow pursuant to an Escrow Agreement (as defined in the Purchase Agreement) and (ii) 3,508,733 of the Ordinary Shares are being issued to the undersigned.

The undersigned hereby agrees that the undersigned will not, during the period commencing on the date hereof and ending on the first anniversary of the date hereof (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares (including, without limitation, any Escrow Shares released from Escrow) or any securities convertible into or exercisable or exchangeable for shares of Ordinary Shares, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Lock-Up Securities, in cash or otherwise; (3) make any written demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities.

The foregoing sentence shall not apply to (a) any distributions of any Lock-Up Securities to members of HHE (provided, that, if such distribution is on or before the end of the Lock-Up Period, the recipients of such Lock-Up Securities shall agree to sign and deliver to the Company a lock-up letter substantially in the form of this letter agreement, the terms of which shall be for the then remaining duration of the Lock-Up Period, as a condition of receiving such distribution), or (b) transfers of the Lock-Up Securities by any of the recipients in a distribution contemplated by clause (a) as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member (for purposes of this lock-up agreement, “family member” means any relationship by blood, marriage or adoption, not more remote than first cousin); provided that in the case of any transfer or distribution pursuant to clause (b), each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter agreement; or (c) transfers of Lock-Up Securities by any of the recipients in a distribution contemplated by clause (a) to a charity or educational institution;; provided that in the case of any transfer pursuant to the foregoing clauses (b) or (c), (i) any such transfer shall not involve a disposition for value, (ii) each transferee shall sign and deliver to the Company a lock-up agreement substantially in the form of this lock-up agreement and (iii) no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made. In addition, the undersigned agrees that, without the prior written consent of the Company, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any of the Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s depositary and transfer agent against the transfer of the undersigned’s Lock-Up Securities except in compliance with the foregoing restrictions.

No provision in this lock-up agreement shall be deemed to restrict or prohibit the exercise, conversion or exchange by the undersigned of any option or warrant to acquire Ordinary Shares, or securities exchangeable or exercisable for or convertible into Ordinary Shares, as applicable; provided that the undersigned does not transfer the Lock-Up Securities acquired on such exercise, or exchange or conversion during the Lock-Up Period, unless otherwise permitted pursuant to the terms of this lock-up agreement.

The undersigned understands that this lock-up agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

HOLU HOU ENERGY, LLC

By:
Name:
Title:

Date:

Schedules

Schedule 1.1(a). Membership Units.

Schedule 1.3. Loaners.

Schedule 2.1. Jurisdictions in Licensed or Qualified.

Schedule 2.4. BORQS Interest.

Schedule 2.5. BORQS Required Consents.

Schedule 2.6(a). Financial Statements.

Schedule 2.8. Materials Contracts.

Schedule 2.10(a). Taxing Jurisdictions.

Schedule 2.13(b). Unpaid Accounts Payable and Compensation.

Schedule 2.15(a). Permitted Encumbrances.

Schedule 2.16. Product Liability and Quality Inspection Reports.

Schedule 2.17(a). Real Property Owned.

Schedule 2.17(b). Real Property Leased.

Schedule 4.2(j). Outstanding Indebtedness for Borrowed Money.

Schedule 18(a). IP Registrations, Trademarks, Proprietary Software, and Other IP Assets.

Schedule 2.18(b). IP Agreements.

Schedule 2.18(h). Social Media Accounts.

Schedule 2.21(a). Material Customers.

Schedule 2.21(b). Material Suppliers.

Schedule 2.22. Insurance Policies.

Schedule 2.23(b). Environmental Permits.

Schedule 2.23(e). Storage Tanks.

Schedule 2.23(f). Off-Site Hazardous Materials, Treatment, Storage, Disposal Facilities and/or Locations.

Schedule 2.23(h). Environmental Reports.

Schedule 2.23(m). Environmental Attributes.

Schedule 2.24(a). Benefit Plans.

Schedule 2.24(c). Collective Bargaining Agreements.

Schedule 2.24(d). Delinquent Benefit Plan Payments.